Exhibit 99(d)(8)



                                    GUARANTY

      THIS GUARANTY (the "Guaranty") dated as of January 29, 2001, is made by Charles G. Masters, a citizen of the State of Florida, United States of America ("Guarantor").

                                 R E C I T A L S
                                 - - - - - - - -

      WHEREAS, Guarantor directly or indirectly owns 77.452% of the issued and outstanding capital stock of Bumgarner Enterprises, Inc., a Florida corporation ("Bumgarner");

      WHEREAS, Bumgarner has entered into the Agreement and Plan of Merger and Reorganization, dated as of December 29, 2000, as amended as of January 23, 2001, by and among Bumgarner, Ranger Industries, Inc., a Connecticut corporation ("Ranger"), and BEI Acquisition Corp., a Florida corporation ("BEI") (the "Merger Agreement"), pursuant to which Bumgarner will merge with and into BEI (the "merger), in connection with the Offer to Purchase for Cash up to 4,225,000 Shares of Common Stock of Ranger by Bumgarner dated December 29, 2000, as supplemented by supplements dated January 24, 2001 and January 29, 2001(the "Offer to Purchase");

      WHEREAS, Bumgarner has entered into a loan agreement, as supplemented by the letters dated January 19, 2001 and January 26, 2001 from Bank (as defined herein) to Guarantor, (the "Loan Agreement") with Guaranty Bank and Trust Company, Denver, Colorado (the "Bank"), pursuant to which Ranger has agreed to deposit $9,000,000 into MMDA Account No. 21221494 immediately after the consummation of the Merger; and

      WHEREAS, upon consummation of the Merger, Guarantor will be the controlling shareholder of Ranger.

      NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor hereby agrees as follows:

      1. Definitions. All terms not otherwise defined herein shall have the meanings given such terms in the Merger Agreement or in the Offer to Purchase, as defined herein.

      2. Unconditional Guaranty. Subject to (a) the closing of merger, and only if the merger has occurred, (b) the resignation of Ranger directors and appointment of Bumgarner designees to the Ranger board of directors and resignation of Ranger officers as provided in Section 6.4 of the Merger Agreement, and (c) notification to the Bank of those changes in Ranger's management, guarantor hereby (i) unconditionally, absolutely and irrevocably guarantees to Ranger the full and timely performance of the obligation of Bumgarner and Ranger to close and fund the Offer to Purchase as provided in the Merger Agreement, including the deposit of $9,000,000 into MMDA Account No. 21221494 by Ranger, under the Loan Agreement (the "Obligations"), all in accordance with the terms and conditions thereof, and as if Guarantor were the primary obligor with respect to each and all of the Obligations, and (ii) agrees to take all action necessary to cause Ranger and Bumgarner and each of their respective affiliates to comply in all material respects with all such obligations.

      3. Continuing Guaranty, Separate Obligation. Guarantor's covenants, agreements, duties and obligations under this Guaranty (i) shall be of a continuing nature; (ii) shall cover the obligations as if each and all of the Obligations were the primary obligations of the Guarantor;



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and (iii) shall be irrevocable and unconditional irrespective of the validity or enforceability of any of the Obligations.

      4. Waiver. Except as prohibited by applicable law, Guarantor hereby hereby unconditionally, absolutely and irrevocably waives (i) promptness, diligence, notice of acceptance and any other notice with respect to this Guaranty and (ii) any other action, event or precondition to the enforcement of this Guaranty or the performance by Guarantor of the Obligations hereunder.

      5. Representations, Warranties and Covenants. The Guarantor hereby represents, warrants and covenants with Ranger that this Guaranty has been duly authorized, executed and delivered by the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor, and is enforceable against the Guarantor in accordance with its terms.

      6. Amendment. This Guaranty may not he amended, modified, supplemented or extended, or the terms hereof waived except by an instrument in writing signed by the parties hereto;

      7. Waiver; Non-Contractual Remedies, Neither the failure nor delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any right, power or privilege, preclude any further exercise of any other such right, power or privilege. To the maximum extent permitted by applicable law,
(i) no claim or right arising out of this Guaranty can be discharged, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the party to be charged therewith; and (ii) no waiver that may be given by a party will be applicable except in the specific instance in which it is given. The rights and remedies of the parties hereto herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or equity.

      8. Remedies. Guarantor acknowledges and agrees that, in the event of any breach of this Guaranty by Guarantor, Ranger and its stockholders would be irreparably harmed and therefore, in addition to any other remedies to which Ranger and its stockholders may be entitled at law or in equity, they shall also be entitled to an injunction or injunctions to compel specific performance of this Guaranty without the posting of bond or other security and without actual proof of damages.

      9. Legal Fees. In the event that any action, suit or other proceeding is brought to enforce the obligations of the Guarantor under this Guaranty, the prevailing party shall be entitled to recover all of such party's costs and expenses (including, without limitation, court costs and attorneys' fees) incurred in each and every such action, suit or other proceeding. As used herein, "attorneys' fees" shall mean the full and actual costs of any legal services actually rendered in connection with the matters involved, calculated on the basis of the usual fee charged by the attorneys services, and shall not be limited to "reasonable attorneys' fees" as defined by any statute or court.

      10. Severability. If any term or provision of this Guaranty is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of



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this Guaranty shall remain in full force and effect. Any term or provision of this Guaranty held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable.

      11. Effect of Waivers. The Guarantor warrants and agrees that each of the waivers set forth herein is made with the Guarantor's full knowledge of its significance and consequences and that, under the circumstances, the waivers are reasonable and are not contrary to law or public policy.

      12. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of Connecticut regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

      13. Counterparts. This Guaranty may be executed in one or more counterparts, each of which when executed shall be deemed an original but all of which taken together shall constitute one and the same agreement.





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            IN WITNESS WHEREOF, this Guaranty has been executed and delivered by
Guarantor on January 29, 2001.



GUARANTOR

/s/ Charles G. Masters
--------------------
Charles G. Masters





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